SPUTNIK, INC.

LEASE

(SHORT FORM)

650 TOWNSEND STREET

SAN FRANCISCO, CA

TABLE OF CONTENTS

1. SALIENT LEASE TERMS	2
2. DEFINITIONS	4
3. PREMISES	6
4. TERM	6
5. DELAY IN DELIVERY OF POSSESSION	6
6. MINIMUM RENT	6
7. ADDITIONAL RENT	6
8. TAXES	7
9. SECURITY DEPOSIT	8
10. USE	8
11. COMPLIANCE WITH LAWS AND REGULATIONS	8
12. SERVICE AND EQUIPMENT	9
13. WASTE	9
14. ALTERATIONS	9
15. PROPERTY INSURANCE	10
16. INDEMNIFICATION, WAIVER OF CLAIMS AND SUBROGATION	10
17. LIABILITY INSURANCE	11
18. FORFEITURE OF PROPERTY AND LESSOR'S LIEN	11
19. MAINTENANCE AND REPAIRS	12
20. DESTRUCTION	12
21. CONDEMNATION	12
22. ASSIGNMENT AND SUBLETTING	13
23. ABANDONMENT	13
24. ENTRY BY LESSOR	13
25. SIGNS	13
26. DEFAULT	14
27. REMEDIES UPON DEFAULT	14
28. SURRENDER OF LEASE	14
29. LESSOR'S EXCULPATION	14
30. ATTORNEYS' FEES	15
31. NOTICES	15
32. SUBORDINATION	15
33. ESTOPPEL CERTIFICATES AND FINANCING	16
34. WAIVER	16
35. HOLDING OVER	16
36. SUCCESSORS AND ASSIGNS	16
37. TIME	16
38. EFFECT OF LESSOR'S CONVEYANCE	16
39. COMMON AREAS	16
40. TRANSFER OF SECURITY	16
41. LATE CHARGES	16
42. CORPORATE AUTHORITY	16
43. WAIVER OF CALIFORNIA CODE SECTIONS	17
44. WIRELESS INTERNET SERVICE	17

THIS LEASE is dated for reference purposes only as of ___________________ 2005.

1.  SALIENT LEASE TERMS

1.1	Rent Payment:	ZORO, LLC 650 Townsend Street, Suite 220 San Francisco, CA 94103 Attn: Building Management Office Telecopier No.: (415) 487-4056
1.2	Parties and Notice Addresses:	Lessor: ZORO, LLC, a California limited liability company 650 Townsend Street, Suite 220 San Francisco, CA 94103 Attn: Building Management Office Telecopier No.: (415) 487-4056

Lessee:

Sputnik, Inc., a Delaware corporation

650 Townsend Street Suite 320

San Francisco, CA  94103

Phone No.:  415-354-4443

Telecopier No.:  415-354-3342

(If more than one party, then the obligations hereunder shall be joint and several).

1.3	Premises:

(A)

Name and Location of Complex:

Townsend Center

650 Townsend Street
San Francisco, CA  94103

(B)

Leased Premises:  Suite 320

1,489 Adjusted Rentable square feet*

1,670 Rentable square feet

1,145 Useable square feet

1.3 Maximum Load Factor

(*Based on Usable Area multiplied by a load factor of 1.3)

1.4	Term:	(A) Delivery Date: January 1, 2005 (B) Initial Term: Two (2) years (Article 4)
1.5	Rent:	(A) Minimum Rent: One thousand three hundred fifty dollars ($1,350.00) per month. (B) Advance Rent: One thousand three hundred fifty dollars ($1,350.00). (Article 6)
1.6	Security Deposit:	Two thousand seven hundred dollars ($2,700.00) (Article 9)
1.7	Use:	Business Services (Article 10)
1.8	Initial Pro Rata Percent:	.002% (1,670/672,788rsf)
1.9	Base Operating Cost for the Complex:	A) Base Expense Year 2005 B) Base Tax Year 2004-2005
1.10	Real Estate Brokers:	Cornish and Carey
1.11	Rentable Area of Building at Commencement:	672,788 square feet

1.12	Contents:

This Lease consists of:

Pages 1 through 17

Sections 1 through 44

Addenda (if any)

Exhibits:

A -

Intentionally Deleted

B -

"As Is" Condition Sheet

C -

Floor Plan of the Leased Premises

D -

Intentionally Deleted

E -

Intentionally Deleted

F -

Intentionally Deleted

G -

Rules and Regulations

H -

Intentionally Deleted

I -

Janitorial Specifications

W I T N E S S E T H

2.   DEFINITIONS

The terms defined in this Article 2 shall, for all purposes of this Lease and all agreements supplemental hereto, have the meanings herein specified unless expressly stated otherwise.

"Adjusted Rentable Area" means the Usable Area multiplied by 1.2 except on the 2nd and 3rd floors for which the multiplicand shall be 1.3.

"Atrium" means the Central Atrium on floors 2 through 6 of the Building.

"Base Operating Cost" means the sum set forth in Section 1.9 hereof.

"BOMA" means the standards of measurement adopted by the Building Owners and Managers Association, American National Standard, ANSI/BOMA 2.65.1 - 1996 ("BOMA") as modified by Lessor for uniform use in the Complex.

"Building" shall mean the structure, which contains the Leased Premises.

"Building Standards" shall mean Lessor's standard specifications for construction in the Building as may be established by Lessor from time to time.

"Commencement Date" shall mean the earlier of the following dates:

(i)    The day upon which Lessee takes possession of the Leased Premises; or

(ii)    The date upon which the Tenant Improvements, including the Lessee's Work (as herein defined), have been substantially completed as determined by Lessor's project architect; or

(iii)    0 days following the Delivery Date (as herein defined).

"Common Areas" shall mean all areas and facilities outside the Leased Premises within the exterior boundaries of the Complex of which the Leased Premises form a part, that are provided and designated by Lessor from time to time for the general use and convenience of Lessee and of other tenants of Lessor having the common use of such areas, and their respective authorized representatives and invitees.  Common Areas include, without limitation, corridors, stairways, elevator shafts, janitor rooms, driveways, parking areas, and landscaped areas.  The common areas as currently exist are tentative and Lessor reserves the right to make alterations thereto from time to time.  Other areas may be designated by Landlord from time to time as for the exclusive use of certain lessees and shall cease being Common Areas.

"Complex" is the real property of which the Leased Premises forms a part, including, but not limited to, the Building, parking facility and landscaping.

"Delivery Date" shall mean the earlier of the following dates: (i) the date upon which Lessee takes possession of the Leased Premises (provided possession shall not mean Lessee's possession of and entry to the Leased Premises for the purpose set forth in Section 5.1).

"Force Majeure" shall mean event(s) beyond the reasonable control of the obligated party such as, for example only, strikes, riots, governmental act or failure to act, shortage of materials, weather and other such matters over which the party does not have reasonable control (except matters resulting from financial insufficiency).

"Lease Year" means any calendar year, or portion thereof, following the commencement hereof, the whole or any part of which period is included within the Term.

"Leased Premises" shall mean the portion of space leased to Lessee hereunder.

"Lines" shall mean domestic water, chilled water and waste pipes and lines, exhaust pipes and vents, communications, computer, audio and video, security and electrical (other than electrical wiring within the Leased Premises terminating at or connected to Building check meters), cables, wires, lines, duct work, sensors, switching equipment, control boxes, risers and related improvements at the Complex, Building or the Leased Premises.

"Major Vertical Penetrations" shall mean stairs, elevator shafts, flues, pipe shafts, vertical ducts, and the like, and their enclosing walls, which serve more than one floor of the Building, but shall not include stairs, dumbwaiters, lifts, and the like, exclusively serving a lessee occupying space on more than one floor.

"Occupied Floor Area" means that portion of the Rentable Area of the Complex which is leased and occupied.

"Operating Costs" means the total amounts paid or payable, whether by Lessor or others on behalf of Lessor, in connection with the ownership, maintenance, repair, replacement and operations of the Complex (including, without limitation, all areas and facilities within the exterior boundaries of the Complex) as determined in a manner consistent with generally accepted accounting principles ("GAAP").  Operating Costs shall include, but not be limited to, the aggregate of the amount paid for all electricity and fuel used in heating and air conditioning of the Building except to the extent provided to Usable Areas of the Complex leased to Lessee or other lessees; the amount paid or payable for all electricity furnished by Lessor to the Complex except to the extent provided to Usable Areas of the Complex leased to Lessee or other lessees; the cost of periodic relamping and reballasting of Building Standard lighting fixtures; the amount paid or payable for all hot and cold water (other than that chargeable to lessees by reason of their extraordinary consumption of water); the amount paid or payable for all labor and/or wages and other payments including cost to Lessor of workers' compensation and disability insurance, payroll taxes, welfare and fringe benefits made to janitors, caretakers, and other employees, contractors and subcontractors of Lessor (including wages of the Building manager) involved in the operation, maintenance and repair of the Complex; painting for exterior walls of the buildings in the Complex; managerial and administrative expenses; the total charges of any independent contractors employed in the repair, care, operation, maintenance, and cleaning of the Complex; the amount paid or payable for all supplies occasioned by everyday wear and tear; the costs of VAC (as defined in Section 12.1) of the Complex, (except to the extent paid by Lessee, or other lessees, for VAC provided to the Leased Premises, or other leased premises, in respect of VAC provided outside the Climate Control Hours defined in Section 12.1), window and exterior wall cleaning, telephone and utility costs; the cost of accounting services necessary to compute the rents and charges payable by lessees and keep the books of the Complex; fees for management, legal, accounting, inspection and consulting services; the cost of operating, repairing and maintaining and replacing the Building escalators and elevators and the utility systems, including Lines, of the Complex including the cost of inspection and service contracts; the cost of porters, guards and other protection services; the cost of establishing and maintaining the Building's directory board; payments for general maintenance and repairs to the plant and equipment supplying climate control; the cost of supplying all services pursuant to Article 12 hereof to the extent such services are not paid by individual lessees; amortization of the costs, including repair and replacement, of all maintenance and cleaning equipment and master utility meters and of the costs incurred for repairing or replacing all other fixtures, equipment and facilities serving or comprising the Complex which by their nature require periodic or substantial repair or replacement, and which are not charged fully in the year in which they are incurred, at rates on the various items determined from time to time by Lessor in accordance with GAAP; the cost of the Shuttle Service described in Article 50 hereof; the cost of operating the parking facility in the Complex and the cost of parking fees and rents paid to the owner of another parcel for use of certain parking spaces therein (collectively "Parking Costs") net of parking fees and rents collected by Lessor in connection herewith provided, however, Lessor shall not be obligated to credit any sums received in excess of the actual Parking Costs; the cost and expenses for insurance for which Lessor is responsible hereunder or which Lessor reasonably deems necessary in connection with the operation of the Complex (including, without limitation, self-insurance and the payment of deductible amounts under insurance policies); community association dues or assessments and property owners' association dues and assessments which may be imposed upon Lessor by virtue of any recorded instrument affecting title to the Complex; and costs of complying with all governmental regulations, rules, laws, ordinances and codes, including Environmental Laws as such term is defined in Article 11.  In addition, Operating Costs shall include any Real Estate Taxes as defined in Section 8.2 hereof.  Operating Costs shall also include, without limitation, the repair and replacement, resurfacing and repaving of any paved areas, curbs, gutters or other surfaces or areas within the Complex, the repair and replacement of any equipment or facilities located within or serving the Complex, and the cost of any capital repairs, replacements or improvements made by Lessor to the Complex ("Capital Costs").  However, certain Capital Costs (the "Restricted Capital Costs") shall be includable in Operating Costs each year only to the extent of that fraction allocable to the year in question calculated by amortizing such Restricted Capital Costs over the reasonably useful life of the improvement resulting therefrom, as determined by Lessor, with interest on the unamortized balance at the higher of (i) ten percent (10%) per annum; or (ii) the interest rate as may have been paid by Lessor for the funds borrowed for the purpose of performing the work for which the Restricted Capital Costs have been expended, but in no event to exceed the highest rate permissible by law.  The Restricted Capital Costs subject to such amortization procedure are the following: (x) those costs for capital improvements to the Complex of a type which do not normally recur more frequently than every five (5) years in the normal course of operation and maintenance of facilities such as the Complex (specifically excluding painting of all or a portion of the Complex); (y) costs incurred for the purpose of reducing other operating expenses or utility costs, from which Lessee can expect a reduction in the amounts it would otherwise expend, or reimburse Lessor, and (z) expenditures by Lessor that are required by governmental law, ordinance, regulation or mandate, including, without limitation, any Environmental Laws (as such term is defined in Article 11), which were not applicable to the Complex at the time of the original construction.  Operating Costs shall not include legal or accounting expenses incurred expressly for negotiating a lease with a particular lessee, or as a result of a default of a specific lessee, which negotiation or default does not affect the operation of the Complex.

"Proportionate Share" or "Pro Rata Percent" shall be that fraction (converted to a percentage) the numerator of which is the Rentable Area of the Leased Premises and the denominator of which is the number of square feet of Rentable Area of all floors (or leased premises if the Complex is on a single floor) rentable to lessees in the Complex.  Lessee's Proportionate Share as of the commencement of the Term hereof is specified in Section 1.8.  Said Proportionate Share shall be recalculated as may be required effective as at the commencement of any period to which the calculation is applicable in this Lease.  Notwithstanding the preceding provisions of this Section, Lessee's Proportionate Share as to certain expenses may be calculated differently to yield a higher percentage share for Lessee as to certain expenses in the event Lessor permits other lessees in the Complex to directly incur such expenses rather than have Lessor incur the expense in common for the Complex (such as, by way of illustration, wherein a lessee performs its own janitorial services).  In such case Lessee's Proportionate Share of the applicable expense shall be calculated as having as its denominator the Rentable Area of all floors (or leased premises if the Complex is on a single floor) rentable to lessees in the Complex less the Rentable Area of lessees who have incurred such expense directly.  Furthermore, in the event Lessee consumes extraordinary amounts of any provided utility or other service as determined in Lessor's good faith judgment, Lessee's Proportionate Share for such utility or service may, at Lessor's election, be based on usage as opposed to Rentable Area, that is, Lessee's Proportionate Share of such a utility or service would be calculated as having as its denominator the total usage of such utility or service in the Complex (or Building as the case may be), and having as its numerator Lessee's usage of such utility or service, as determined by Lessor in its sole good faith judgment.  In any case in which Lessee, with Lessor's consent, incurs such expenses directly, Lessee's Proportionate Share will be calculated specially so that expenses of the same character which are incurred by Lessor for the benefit of other lessees in the Complex shall not be prorated to Lessee.  If repairs are required for systems exclusively serving the Leased Premises (whether within or outside of said Leased Premises), Lessee shall pay one hundred percent (100%) of such repair costs.  Nothing herein shall imply that Lessor will permit Lessee or any other lessee of the Complex to incur any Common Area Costs or Operating Costs.  Any such permission shall be in the sole discretion of the Lessor, which Lessor may grant or withhold in its arbitrary judgment.

"Quadrant."  Floors 2-6 of the Building are centered on the common Atrium with Rentable Area being approximately divided into four unequal parts known as "Quadrant(s)" and commonly carrying identifying letters as follows:

Quadrant A:

Southeast of Atrium

Quadrant B:

Northeast of Atrium

Quadrant C:

Northwest of Atrium

Quadrant D:

Southwest of Atrium

"R/U Ratio" (an abbreviation for Rentable/Usable Ratio) shall mean that fraction the numerator of which is Rentable Area and the denominator of which is Usable Area.

"Real Estate Taxes" or "Taxes" shall mean and include all general and special taxes, assessments, fees of every kind and nature, duties and levies, charged and levied upon or assessed by any governmental authority against the Complex including the land, the Building, any other improvements situated on the land other than the Building, the various estates in the land and the Building, any Tenant Improvements, fixtures, installations, additions and equipment, whether owned by Lessor or Lessee; except that it shall exclude any taxes of the kind covered by Article 8 hereof to the extent Lessor is reimbursed therefor by any lessee in the Building.  Real Estate Taxes shall also include the reasonable cost to Lessor of contesting the amount, validity, or the applicability of any Taxes mentioned in this Section.  Further included in the definition of Taxes herein shall be general and special assessments, license fees, commercial rental tax, levy, penalty or tax (other than inheritance or estate taxes) imposed by any authority having the direct or indirect power to tax, as against any legal or equitable interest of Lessor in the Leased Premises or in the Complex or on the act of entering into this Lease or, as against Lessor's right to rent or other income therefrom, or as against Lessor's business of leasing the Leased Premises or the Complex, any tax, fee, or charge with respect to the possession, leasing, transfer of interest, operation, management, maintenance, alteration, repair, use, or occupancy by Lessee, of the Leased Premises or any portion thereof or the Complex, or any tax imposed in substitution, partially or totally, for any tax previously included within the definition of Taxes herein, or any additional tax, the nature of which may or may not have been previously included within the definition of Taxes.  Further, if at any time during the Term of this Lease the method of taxation or assessment of real estate or the income therefrom prevailing at the time of execution hereof shall be, or has been altered so as to cause the whole or any part of the Taxes now or hereafter levied, assessed or imposed on real estate to be levied, assessed or imposed upon Lessor, wholly or partially, as a capital levy, business tax, fee, permit or other charge, or on or measured by the Rents received therefrom, then such new or altered taxes, regardless of their nature, which are attributable to the land, the Building or to other improvements on the land shall be deemed to be included within the term Real Estate Taxes for purposes of this Section, whether in substitution for, or in addition to any other Real Estate Taxes, save and except that such shall not be deemed to include any enhancement of said tax attributable to other income of Lessor.  With respect to any general or special assessments which may be levied upon or against the Leased Premises, the Complex, or the underlying realty, or which may be evidenced by improvement or other bonds, and may be paid in annual or semi-annual installments, only the amount of such installment, prorated for any partial year, and statutory interest shall be included within the computation of Taxes for which Lessee is responsible hereunder.

"Rent," "rent" or "rental" means Minimum Rent and all other sums required to be paid by Lessee pursuant to the terms of this Lease.

"Rentable Area."  The Rentable Area means the Rentable Area determined by BOMA.  The Rentable Area of a floor shall mean all areas available or held for the exclusive use and occupancy of occupants or future occupants of the Complex, calculated in accordance with BOMA.  No deductions shall be made for columns and projections necessary to the Building.  The Rentable Area of that portion of a lessee's premises located on a floor shall be computed by multiplying the Usable Area of such premises by the R/U Ratio.  The Rentable Area of the Building is the aggregate of the Rentable Area on all floors.

"Structural" as herein used shall mean any portion of the Leased Premises or Complex which provides bearing support to any other integral member of the Complex such as, by limitation, the roof structure (trusses, joists, beams), posts, load bearing walls, foundations, girders, floor joists, footings, and other load bearing members constructed by Lessor.

"Tenant Improvements."  Lessee is occupying the Leased Premises in an "as is" condition.

"Term" shall mean the term of the lease as specified in Article 4 hereof, including any partial month at the commencement of the Term.

"Usable Area."  The Usable Area of any individual leased premises shall be the number of square feet calculated in accordance with BOMA; provided, however, that the term Usable Area shall include toilet rooms in each Quadrant if such toilet rooms are for the exclusive use of a lessee occupying such Quadrant.  The Usable Area of a floor shall be equal to the sum of all Usable Areas on that floor.

3.    PREMISES

3.1  Demising Clause.  Lessor hereby leases to Lessee, and Lessee hires from Lessor a portion of the Complex as hereinafter defined.

3.2  Description.  The Complex, as defined in Article 2, is described generally in Section 1.3(A) hereof.  The premises leased herein are described in Section 1.3(B) and delineated on Exhibit C, which is attached hereto and made a part hereof by reference, consisting of the approximate amount of square footage as specified in Section 1.3(B) hereof.  The term "Building" shall refer to the Building in which the Leased Premises are located.  The portion leased herein to Lessee is hereinafter referred to as the "Leased Premises."  Lessee acknowledges that Lessor may change the shape, size, location, number and extent of the improvements to any portion of the Complex without consent of Lessee and without affecting Lessee's obligations hereunder.  Lessor reserves the area beneath and above the Leased Premises as well as the exterior thereof together with the right to install, maintain, use, repair and replace Lines, pipes, ducts, conduits, wires, and structural elements leading through the Leased Premises serving other parts of the Complex, including, but not limited to, vertical risers, so long as such items are concealed by walls, flooring or ceilings.  Such reservation in no way affects the maintenance obligations imposed herein, nor shall such reservation alter the parties' responsibilities and obligations set forth in this Lease regarding Hazardous Materials (as defined in Section 11.3 below).

3.3 Substituted Premises.  In the event the Leased Premises consist of less than six thousand (6,000) square feet, Lessor shall have the right, at any time during the Term hereof, upon not less than ninety (90) days' prior written notice to Lessee, to substitute for the Leased Premises such other space in the Complex as shall be substantially the same size as the Leased Premises (the "Substituted Premises"), provided that Lessor shall pay all expenses of Lessee incidental to Lessee's relocation to the Substituted Premises and that Lessor shall improve the Substituted Premises for Lessee's use and occupancy at least to the same extent as the Leased Premises occupied by Lessee prior to such relocation.

4.  TERM

4.1 Commencement Date.  The Term of this Lease shall commence on the Commencement Date defined in Article 2 and shall be for the term specified in Section 1.4(B) hereof, plus any partial month at the commencement of the Term.

5.  DELAY IN DELIVERY OF POSSESSION

5.1  Conditions of Entry.  If Lessor, for any reason whatsoever, cannot deliver possession of the Leased Premises to Lessee at the commencement of the Lease term, this Lease shall not be void or voidable, nor shall Lessor be liable for any loss or damage resulting therefrom, but in that event, there shall be a proportionate reduction of rent covering the period between the commencement of the Lease term and the time when Lessor can deliver possession. The Lease term shall be extended by such delay for an equal period.

6.  MINIMUM RENT

6.1 Payment.   Lessee shall pay to Lessor at the address specified in Section 1.1, or at such other place as Lessor may otherwise designate, as "Minimum Rent" for the Leased Premises the amount specified in Section 1.5(A) hereof, payable in advance on the first day of each month during the Lease term. If the Lease term commences on other than the first day of a calendar month, the rent for the first partial month shall be prorated accordingly. All payments of Minimum Rent shall be in lawful money of the United States, and payable without deduction, offset, counterclaim, prior notice or demand. The amount specified in Section 1.5(B) hereof is paid herewith to Lessor upon execution of this Lease as advance rent, receipt of which is hereby acknowledged, provided, however, that such amount shall be held by Lessor as a "Security Deposit" pursuant to Article 9 hereof until it is applied by Lessor to the first Minimum Rent due hereunder.

7.  ADDITIONAL RENT

7.1  Personal Property, Gross Receipts, Leasing Taxes.  This Section 7.1 is intended to deal with impositions or taxes directly attributed to Lessee or this transaction, as distinct from taxes attributable to the Complex which are to be allocated among various lessees and others and which are included in Operating Costs.  In addition to the Minimum Rent and additional charges to be paid by Lessee hereunder, Lessee shall reimburse Lessor upon demand for any and all taxes required to be paid by Lessor (excluding state, local or federal personal and corporate income taxes measured by the income of Lessor from all sources, and estate and inheritance taxes) whether or not now customary or within the contemplation of the parties hereto:

(a)  Upon, measured by, or reasonably attributable to the cost or value of Lessee's equipment, furniture, fixtures and other personal property located in the Leased Premises or by the cost or value of any Lessee Improvements made in or to the Leased Premises by or for Lessee, regardless of whether title to such improvements shall be in Lessee or Lessor;

(b)  Upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Lessee of the Leased Premises or any portion thereof to the extent such taxes are not included as Real Estate Taxes as defined in Article 2;

(c)  Upon this transaction or any document to which Lessee is a party creating or transferring an interest or an estate in the Leased Premises; and

(d)  In connection with any testing, investigation, abatement, remediation, removal, transportation and/or disposal of any Hazardous Materials by Lessee (or by Lessor, pursuant to any provision of this Lease granting to Lessor the right to do any of the foregoing and to bill Lessee therefor).

For purposes of this Section 7.1, the term "taxes" shall include, but not be limited to, any fees, charges, fines, penalties and costs (including, without limitation, permit, approval or licensing fees, charges or costs).

In the event that it shall not be lawful for Lessee so to reimburse Lessor, the Minimum Rent payable to Lessor under this Lease shall be increased to net Lessor (i.e., after payment of the Taxes for which Lessor may not receive reimbursement from Lessee) the amount of Minimum Rent plus reimbursement for Taxes which would have been receivable by Lessor if such tax had not been imposed.  All Taxes payable by Lessee under this Section shall be deemed to be, and shall be paid as, additional Rent.

7.2  Operating Costs.

(a)  Lessee shall pay to Lessor, as additional Rent, in accordance with Article 7 hereof, one hundred percent (100%) of the electricity and other separately metered utility charges for the Leased Premises. During each calendar year or part thereof subsequent to the Base Expense Year, Lessee shall pay to Lessor as additional Rent, in accordance with Article 7 hereof, Lessee's Proportionate Share of the total dollar increase, if any, in all Operating Costs for such calendar year over the Operating Costs for the Base Expense Year.  During each tax year (July 1 through June 30) or part thereof subsequent to the Base Tax Year ending June 30, Lessee shall pay to Lessor as additional Rent, in accordance with Article 7 hereof, Lessee's Proportionate Share of the total dollar increases, if any, in all Real Estate Taxes for such tax year over the Real Estate Taxes for the Base Tax Year.  Lessee's Proportionate Share shall be calculated on the basis of the greater of (i) actual Operating Costs; or (ii) as if the Complex were at least ninety-five percent (95%) occupied and operational for the whole of such Lease Year.

(b)  If any Lease Year of less than twelve (12) months is included within the Term, the amount payable by Lessee for such period shall be prorated on a per diem basis (utilizing a three hundred sixty (360) day year).

(c)  Lessor shall exercise good faith efforts to equitably allocate those Operating Costs that are incurred for the direct benefit of specific types of lessees or users in the Complex to and among those specific lessees and/or users ("Cost Pools").  Such Cost Pools may include, but shall not be limited to, the office and showroom space, the second floor Atrium, the lower level exhibition hall, and any retail space lessees of the Complex.  Lessor's determination of such allocations shall be made in a manner consistent with the terms and conditions of this Section 7.2(c) and shall be subject to reconciliation per Section 7.3(c).  Lessee acknowledges that the allocation of Operating Costs among Cost Pools does not affect all Operating Costs and is limited to specific items which Lessor determines, in good faith, should be shared among the lessees and/or users of a certain Cost Pool.

7.3  Method of Payment.  Any additional Rent payable by Lessee under Sections 7.1 and 7.2 hereof shall be paid as follows, unless otherwise provided:

(a)  During the Term, Lessee shall pay to Lessor monthly in advance with its payment of Minimum Rent, one-twelfth (1/12) of the amount of such additional Rent as estimated by Lessor in advance, in good faith, to be due from Lessee.

(b)  Annually, as soon as is reasonably possible after the expiration of each Lease Year, Lessor shall prepare in good faith and deliver to Lessee a comparative statement, which statement shall be conclusive between the parties hereto, setting forth (1) the Operating Costs for such Lease Year, and (2) the amount of additional Rent as determined in accordance with the provisions of this Article 7.

(c)  If the aggregate amount of such estimated additional Rent payments made by Lessee in any Lease Year should be less than the additional Rent due for such year, then Lessee shall pay to Lessor as additional Rent upon demand the amount of such deficiency.  If the aggregate amount of such additional Rent payments made by Lessee in any Lease Year of the Term should be greater than the additional Rent due for such year, then should Lessee not be otherwise in default hereunder, the amount of such excess will be applied by Lessor to the next succeeding installments of such additional Rent due hereunder; and if there is any such excess for the last year of the Term, the amount thereof will be refunded by Lessor to Lessee, provided Lessee is not otherwise in default under the terms of this Lease.

8. TAXES

8.1  Personal Property Taxes.  When possible, Lessee shall cause its trade fixtures, furnishings, equipment and all other personal property to be assessed and billed separately from the real property of Lessor. If any of Lessee's said personal property shall be assessed with Lessor's real property, Lessee shall pay Lessor taxes attributable to Lessee within ten (10) days after receipt of a written statement setting forth the taxes applicable to Lessee's property.

8.2  Real Estate Taxes.  Real Estate Taxes shall mean and include all general and special taxes, assessments, fees of every kind and nature, duties and levies, charged and levied upon or assessed by any governmental authority against the Complex including the land, the Building, any other improvements situated on the land other than the Building, the various estates in the land and the Building, any Lessee Improvements, fixtures, installations, additions and equipment, whether owned by Lessor or Lessee; except that it shall exclude any taxes of the kind covered by Section 7.1 hereof to the extent Lessor is reimbursed therefor by any lessee in the Building.  Real Estate Taxes shall also include the reasonable cost to Lessor of contesting the amount, validity, or the applicability of any Taxes mentioned in this Section.  Further included in the definition of Taxes herein shall be general and special assessments, license fees, commercial rental tax, levy, penalty or tax (other than inheritance or estate taxes) imposed by any authority having the direct or indirect power to tax, as against any legal or equitable interest of Lessor in the Leased Premises or in the Complex or on the act of entering into this Lease or, as against Lessor's right to rent or other income therefrom, or as against Lessor's business of leasing the Leased Premises or the Complex, any tax, fee, or charge with respect to the possession, leasing, transfer of interest, operation, management, maintenance, alteration, repair, use, or occupancy by Lessee, of the Leased Premises or any portion thereof or the Complex, or any tax imposed in substitution, partially or totally, for any tax previously included within the definition of Taxes herein, or any additional tax, the nature of which may or may not have been previously included within the definition of Taxes.  Further, if at any time during the Term of this Lease the method of taxation or assessment of real estate or the income therefrom prevailing at the time of execution hereof shall be, or has been altered so as to cause the whole or any part of the Taxes now or hereafter levied, assessed or imposed on real estate to be levied, assessed or imposed upon Lessor, wholly or partially, as a capital levy, business tax, fee, permit or other charge, or on or measured by the Rents received therefrom, then such new or altered taxes, regardless of their nature, which are attributable to the land, the Building or to other improvements on the land shall be deemed to be included within the term Real Estate Taxes for purposes of this Section, whether in substitution for, or in addition to any other Real Estate Taxes, save and except that such shall not be deemed to include any enhancement of said tax attributable to other income of Lessor.  With respect to any general or special assessments which may be levied upon or against the Leased Premises, the Complex, or the underlying realty, or which may be evidenced by improvement or other bonds, and may be paid in annual or semi-annual installments, only the amount of such installment, prorated for any partial year, and statutory interest shall be included within the computation of Taxes for which Lessee is responsible hereunder.

9.  SECURITY DEPOSIT

9.1  Payment on Lease Execution.  Lessee shall pay Lessor upon execution hereof the sum specified in Section 1.6.  This sum is designated as a Security Deposit and shall remain the sole and separate property of Lessor until actually repaid to Lessee (or at Lessor's option the last assignee, if any, of Lessee's interest hereunder), said sum not being earned by Lessee until all conditions precedent for its payment to Lessee have been fulfilled.  As this sum both in equity and at law is Lessor's separate property, Lessor shall not be required to (1) keep said deposit separate from his general accounts, or (2) pay interest, or other increment for its use.  If  Lessee fails to pay rent or other charges when due hereunder, or otherwise defaults with respect to any provision of this Lease, including and not limited to Lessee's obligation to restore or clean the Leased Premises following vacation thereof, Lessee, at Lessor's election, shall be deemed not to have earned the right to repayment of the Security Deposit, or those portions thereof used or applied by Lessor for the payment of any rent or other charges in default, or for the payment of any other sum to which Lessor may become obligated by reason of Lessee's default, or to compensate Lessor for any loss or damage which Lessor may suffer thereby. Lessor may retain such portion of the Security Deposit as it reasonably deems necessary to restore or clean the Leased Premises following vacation by Lessee. The Security Deposit is not to be characterized as rent until and unless so applied in respect of a default by Lessee. If Lessor elects to use or apply all or any portion of the Security Deposit as provided herein, Lessee shall within ten (10) days after written demand therefor pay to Lessor in cash, an amount equal to that portion of the Security Deposit used or applied by Lessor, and Lessee's failure to so do shall be a material breach of this Lease. The ten (10) day notice specified in the preceding sentence shall insofar as not prohibited by law, constitute full satisfaction of notice of default provisions required by law or ordinance.

10.  USE

10.1  Permitted Use.  The Leased Premises may be used and occupied only for the purposes specified in Section 1.7 hereof, and for no other purpose or purposes. Lessee shall promptly comply with all laws, ordinances, orders and regulations affecting the Leased Premises, their cleanliness, safety, occupation and use.

10.2  Safes, Heavy Equipment.  Lessee shall not place a load upon any floor of the Leased Premises which exceeds fifty (50) pounds per square foot live load.  Lessor reserves the right to prescribe the weight and position of all safes and heavy installations which Lessee wishes to place in the Leased Premises so as properly to distribute the weight thereof, or to require plans prepared by a qualified structural engineer at Lessee's sole cost and expense for such heavy objects.  Notwithstanding the foregoing, Lessor shall have no liability for any damage caused by the installation of such heavy equipment or safes.

10.3  Machinery.  Business machines and mechanical equipment belonging to Lessee which cause noise and/or vibration that may be transmitted to the structure of the Building or to any other leased space to such a degree as to be objectionable to Lessor or to any Lessees in the Complex shall be placed and maintained by the party possessing the machines or equipment, at such party's expense, in settings of cork, rubber or spring type noise and/or vibration eliminators, and Lessee shall take such other measures as needed to eliminate vibration and/or noise.  If the noise or vibrations cannot be eliminated, Lessee must remove such equipment within ten (10) days following written notice from Lessor.

10.4  Hazardous Activities.  Lessee shall not engage in any activities or permit to be kept, used, or sold in or about the Leased Premises, any article that may be prohibited by the standard form of fire insurance policies.  Lessee shall, at its sole cost and expense, comply with any and all requirements, pertaining to the Leased Premises, of any insurance organization or company, necessary for the maintenance of reasonable fire and public liability insurance covering the Building and appurtenances.

11.  COMPLIANCE WITH LAWS AND REGULATIONS

11.1  Lessee's Obligations.  Lessee, shall, at its sole cost and expense, comply with all of the requirements of all municipal, state and federal authorities now in force, or which may hereafter be in force, pertaining to the Leased Premises, and shall faithfully observe in the use of the Leased Premises all municipal ordinances and state and federal statutes now in force or which may hereafter be in force. The judgment of any court of competent jurisdiction, or the admission of Lessee in any action or proceeding against Lessee, whether Lessor be a party thereto or not, that any such ordinance or statute pertaining to the Leased Premises has been violated, shall be conclusive of that fact as between Lessor and Lessee.

11.2  Condition of Leased Premises.   The Leased Premises are delivered to Lessee "As Is".

11.3  Hazardous Materials.  For purposes hereof, "Hazardous Materials" shall mean any and all flammable explosives, radioactive material, hazardous waste, toxic substance or related material, including but not limited to those materials and substances defined as "hazardous substances", "hazardous materials", "hazardous wastes" or "toxic substances" in the Environmental Laws.  For purposes hereof, "Environmental Laws" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq.; the Hazardous Materials Transportation Act, 39 U.S.C. Section 1801, et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq.; the Federal Clean Water Act, 33 U.S.C. Section 1251, et seq.; the Clean Air Act, 42 U.S.C. Section 7401, et seq.; the Porter-Cologne Water Quality Act, California Water Code Section 13020, et seq.; and the California Health and Safety Code, Section 25100, et seq., including all amendments thereto, replacements thereof, and regulations adopted and publications promulgated pursuant thereto.  Lessee agrees that during the term of this Lease Lessee shall not be in violation of any federal, state or local law, ordinance or regulation relating to industrial hygiene, soil, water, or environmental conditions on, under or about the Leased Premises including, but not limited to, the Environmental Laws. Lessee further agrees that during the Term of this Lease, there shall be no use, presence, disposal, storage, generation, release, or threatened release of Hazardous Materials on, from or under the Leased Premises.

11.4  Indemnity.  Lessee agrees to indemnify, defend, protect and hold harmless Lessor, its directors, officers, employees, partners, and agents from and against any and all losses, claims, demands, actions, damages (whether direct or consequential), penalties, liabilities, costs and expenses, including all attorneys' fees and legal expenses, arising out of any violation or alleged violation of any of the laws or regulations referred to in this Article 11, or breach of any of the provisions of this Article.

12.  SERVICE AND EQUIPMENT

12.1  Climate Control.  Lessor shall provide (and the cost for which shall be included in Operating Costs) ventilating and air conditioning ("VAC") to the Leased Premises which meets the design load standards on file in the Building Management Office ("Design Load Standards") from 8:00 a.m. to 6:00 p.m., Monday through Friday and 8:00 a.m. to 1:00 p.m. Saturday (the "Climate Control Hours") provided that Lessor shall have no responsibility or liability for failure to supply VAC service when making repairs, alterations or improvements or when prevented from so doing by strikes or any cause beyond Lessor's reasonable control.  Any VAC provided to the Leased Premises at Lessee's request after the Climate Control Hours shall be at Lessee's sole cost and expense in accordance with rate schedules promulgated by Lessor from time to time.  Lessee acknowledges that Lessor has installed in the Building a system for the purpose of climate control.  Initially, the use of fans to circulate outside air or in conjunction with the climate control equipment outside of the Climate Control Hours shall be charged at $24 per each additional fan, and the use of chillers outside of the Climate Control Hours shall be charged at $150 per hour, each prorated among those lessees requiring such additional hours of climate control.  Any use of the Leased Premises that exceeds the Design Load Standards may require changes or alterations in the system or ducts through which the climate control system operates.  Any changes or alterations so occasioned, if such changes can be accommodated by Lessor's equipment, shall be made by Lessee at its cost and expense but only with the written consent of Lessor first had and obtained, and in accordance with drawings and specifications and by a contractor first approved in writing by Lessor.  If Lessee's use of the Leased Premises exceeds the Design Load Standards, such excess use may necessitate the re-balancing of the climate control equipment in the Leased Premises.  In such event, Lessor will perform the same at Lessee's expense.  Any charges to be paid by Lessee hereunder shall be due within ten (10) days of receipt of an invoice from Lessor, which invoice may precede Lessor's expenditure for the benefit of Lessee.

12.2  Elevator Service.  Lessor shall provide elevator service (which may be with or without operator at Lessor's option) during normal business hours.

12.3 Electricity.  Lessee shall pay to Lessor, as additional Rent, one hundred percent (100%) of the electricity and other utility charges for the Leased Premises.  Lessee will be charged a monthly fee based on Lessee's pro rata share of total tenant electrical usage minus common area usage in Quadrant A on the third floor.

12.4  Cleaning Public Areas.  Lessor shall maintain and keep clean the street level lobbies, sidewalks, truck dock, public corridors and other public portions of the Building.

12.5  Janitorial Service. Lessor shall provide cleaning and janitorial service in and about the Complex and Leased Premises in accordance with Exhibit I.

12.6  Interruptions.  Lessor does not warrant that any of the services referred to above or any other services and/or utilities that Lessor may supply or are supplied will be free from interruption and/or the need for maintenance and repairs or replacement.  Lessee acknowledges that any one or more such services may be suspended or reduced by reason of repairs, alterations or improvements necessary to be made, by strikes or accidents, by any cause beyond the reasonable control of Lessor, or by orders or regulations of any federal, state, county or municipal authority.  In addition, Lessor shall have no liability for damages arising from, and Lessor does not warrant that Lessee's use of any Lines will be free from, (a) any eavesdropping or wire-tapping by unauthorized parties, (b) any failure of any Lines to satisfy Lessee's requirements, or (c) any shortages, failures, variations, interruptions, disconnections, loss or damage caused by installation, maintenance, replacement, use or removal of Lines by or for other occupants of the Complex, by any failure of the environmental conditions or the power supply for the Building to conform to any requirements for the Lines or any associated equipment or any other problems associated with any Lines by any other cause.

Any such interruption or suspension of services shall not be deemed an eviction or disturbance of Lessee's use and possession of the Leased Premises or any part thereof, nor render Lessor liable to Lessee for damages by abatement of Rent or otherwise, nor relieve Lessee of performance of Lessee's obligations under this Lease.

13.  WASTE

13.1  Waste or Nuisance.  Lessee shall not commit, or suffer to be committed, any waste upon the Leased Premises, or any nuisance, or other act or thing which may disturb the quiet enjoyment of any other tenant or occupant of the Complex in which the Leased Premises are located.

14.  ALTERATIONS

14.1  Consent of Lessor; Ownership.  Lessee shall not make, or suffer to be made, any alterations to the Leased Premises, or any part thereof, without the written consent of Lessor first had and obtained.  Lessee shall comply with the regulations with respect to alterations as established by Lessor from time to time.  In the event of consent to alterations, Lessee shall give Lessor ten (10) days advance written notice of the start of work so that Lessor may post notices of non responsibility.  Any additions to, or alterations of, the Leased Premises, except trade fixtures, shall upon expiration or termination of this Lease become a part of the realty and belong to Lessor.  Except as otherwise provided in this Lease, Lessee shall have the right to remove its trade fixtures placed upon the Leased Premises provided that Lessee restores the Leased Premises as indicated below.

14.2  Liens.  Lessee shall keep the Leased Premises and the Complex in which the Leased Premises are situated, free from any liens arising out of any work performed, materials furnished or obligations incurred by Lessee. In the event a mechanic's or other lien is filed against the Leased Premises or the Complex of which the Leased Premises forms a part as a result of a claim arising through Lessee, Lessor may demand that Lessee furnish to Lessor a surety bond satisfactory to Lessor in an amount equal to at least one hundred fifty percent (150%) of the amount of the contested lien claim or demand, indemnifying Lessor against liability for the same and holding the Leased Premises free from the effect of such lien or claim. Such bond must be posted within ten (10) days following notice from Lessor. In addition, Lessor may require Lessee to pay Lessor's attorneys' fees and costs in participating in any action to foreclose such lien if Lessor shall decide it is to its best interest to do so. Lessor may pay the claim prior to the enforcement thereof, in which event Lessee shall reimburse Lessor in full, including attorneys' fees, for any such expense, as additional rent, with the next due rental.

14.3  Restoration.  Lessee shall return the Leased Premises to Lessor at the expiration or earlier termination of this Lease in good and sanitary order, condition and repair, free of rubble and debris, broom clean, reasonable wear and tear excepted. However, Lessee shall ascertain from Lessor at least thirty (30) days prior to the termination of this Lease, whether Lessor desires the Leased Premises, or any part thereof, restored to its condition prior to the making of permitted alterations, installations and improvements, and if Lessor shall so desire, then Lessee shall forthwith restore said Leased Premises or the designated portions thereof as the case may be, to its original condition, entirely at its own expense, excepting normal wear and tear. All damage to the Leased Premises caused by the removal of such trade fixtures and other personal property that Lessee is permitted to remove under the terms of this Lease and/or such restoration shall be repaired by Lessee at its sole cost and expense prior to termination.

15.  PROPERTY INSURANCE

15.1  Lessor's Insurance.  Lessor shall, to the extent available, procure and maintain at all times during the Term, an "all risk" or "special form" policy or policies of insurance covering loss or damage to the Building and the Complex in an amount sufficient to exceed minimum coinsurance requirements of such policy (exclusive of Lessee's trade fixtures, inventory, personal property, Tenant Improvements and equipment), providing protection against all perils included within the classification of fire and extended coverage, vandalism coverage and malicious mischief, sprinkler leakage, water damage, and special extended coverage on Building.  Additionally, Lessor may (but shall not be required to) carry:  (i) bodily injury and property damage liability insurance and/or excess liability coverage insurance; (ii) earthquake and/or flood damage insurance; or (iii) rental income insurance at its election or if required by its lender from time to time during the Term; or (iv) any other insurance as Lessor or its lender reasonably deem appropriate, in such amounts and with such limits as Lessor or its lender may deem appropriate.  The costs of all such insurance shall be included in Operating Costs.

15.2  Use of Premises.  No use shall be made or permitted to be made on the Leased Premises, nor acts done, which will increase the existing rate of insurance upon the Building in which the Leased Premises are located, or cause the cancellation of an insurance policy covering the Building, or any part thereof, nor shall Lessee sell, or permit to be kept, used or sold, in or about the Leased Premises, any article which may be prohibited by the standard form of "All Risk" fire insurance policies.  Lessee shall, at its sole cost and expense, comply with any and all requirements pertaining to the Leased Premises, of any insurance organization or company, necessary for the maintenance of reasonable property damage and liability insurance, covering the Leased Premises, the Building or the Complex.  Lessee agrees to pay to Lessor, as additional rent, any increase in premiums on policies which may be carried by Lessor on the Leased Premises, the Building or on the Complex, or any blanket policies which include the Building or Complex, above the rates for the least hazardous type of occupancy for office use which may result from Lessee's use of the Leased Premises, or any act or omission of Lessee. All payments of additional rent by Lessee to Lessor pursuant to this Article shall be made within ten (10) days after receipt by Lessee of Lessor's billing therefor.  Lessee shall maintain in full force and effect on all of its furniture, fixtures, equipment and other business personal property in the Leased Premises, a policy or policies providing protection against any peril included within the classification "All Risk" to the extent of at least ninety percent (90%) of their replacement cost or percentage thereof required to negate the effect of a co-insurance provision, whichever is greater. No such policy shall have a deductible in a greater amount than ONE THOUSAND DOLLARS ($l,000.00). Lessee shall also insure in the same manner the physical value of all its Leasehold improvements and alterations. During the term of this Lease, the proceeds from any such policy or policies of insurance shall be used for the repair or replacement of the property so insured. Lessor shall have no interest in the insurance upon Lessees equipment and fixtures and will sign all documents necessary or proper in connection with the settlement of any claim or loss by Lessee. Lessee shall maintain business interruption insurance and insurance for all plate glass upon the Leased Premises. All insurance specified in this Article 14 to be maintained by Lessee shall be maintained by Lessee at its sole cost.

16.  INDEMNIFICATION, WAIVER OF CLAIMS AND SUBROGATION

16.1  Intent.  This Article 16 is written and agreed to in respect of the intent of the parties to assign the risk of loss, whether resulting from negligence of the parties or otherwise, to the party who is obligated hereunder to cover the risk of such loss with insurance. Thus, the indemnity and waiver of claims provisions of this Lease have as their object, so long as such object is not in violation of public policy, the assignment of risk for a particular casualty to the party carrying the insurance for such risk, without respect to the causation thereof.

16.2  Waiver of Subrogation.  Lessor and Lessee release each other, and their respective authorized representatives, from any claims for damage to any person or to the Leased Premises and the Building and other improvements in which the Leased Premises are located, and to the furniture, fixtures, and other business personal property, Lessee's improvements and alterations of either Lessor or Lessee, in or on the Leased Premises and the Building and other improvements in which the Leased Premises are located, including loss of income, that are caused by or result from risks insured or required under the terms of this Lease to be insured against under any property insurance policies carried or to be carried by either of the parties.

16.3  Form of Policy.  Each party shall cause each such insurance policy obtained by it to provide that the insurance company waives all rights of recovery by way of subrogation against either party in connection with any damage covered by such policy. Neither party shall be liable to the other for any damage caused by any peril included within the classification "All Risk" which is insured against under any property insurance policy carried under the terms of this Lease.

16.4  Indemnity.  Lessee, as a material part of the consideration to be rendered to Lessor, shall indemnify, defend, protect and hold harmless Lessor against all actions, claims, demands, damages, liabilities, losses, penalties, or expenses of any kind which may be brought or imposed upon Lessor or which Lessor may pay or incur by reason of injury to person or property, from whatever cause, all or in any way connected with the condition or use of the Leased Premises, or the improvements or personal property therein or thereon, including without limitation any liability or injury to the person or property of Lessee, its agents, officers, employees or invitees. Lessee agrees to indemnify, defend and protect Lessor and hold it harmless from any and all liability, loss, cost or obligation on account of, or arising out of, any such injury or loss however occurring, including breach of the provisions of this Lease and the negligence of the parties hereto. Nothing contained herein shall obligate Lessee to indemnify Lessor against its own sole or gross negligence or willful acts, for which Lessor shall indemnify Lessee.

16.5  Defense of Claims.  In the event any action, suit or proceeding is brought against Lessor by reason of any such occurrence, Lessee, upon Lessor's request, will at Lessee's expense resist and defend such action, suit or proceeding, or cause the same to be resisted and defended by counsel designated either by Lessee or by the insurer whose policy covers the occurrence and in either case approved by Lessor. The obligations of Lessee under this Article arising by reason of any occurrence-taking place during the Lease term shall survive any termination of this Lease.

16.6  Waiver of Claims.  Lessee, as a material part of the consideration to be rendered to Lessor, hereby waives all claims against Lessor for damages or injury, as described below, from any cause arising at any time, including breach of the provisions of this Lease and the negligence of the parties hereto:

(a)  damages to goods, wares, merchandise and loss of business in, upon or about the Leased Premises and injury to Lessee, its agents, employees, invitees or third person, in, upon or about the Leased Premises; and

(b)   (notwithstanding anything to the contrary contained in this Lease), damages to goods, wares, merchandise and loss of business, in, upon or about the Leased Premises or the Complex, and injury to Lessee, its agents, employees, invitees or third persons in, upon or about the Leased Premises or the Complex, where such damage or injury results from Lessor's failure to police or provide security for the Complex or Lessor's negligence in connection therewith.

16.7  References.  Wherever in this Article the term Lessor or Lessee is used and such party is to receive the benefit of a provision contained in this Article, such term shall refer not only to that party but also to its officers, directors, employees, partners and agents.

17.  LIABILITY INSURANCE

17.1  Lessee's Insurance.  Lessee shall, at Lessee's expense, obtain and keep in force during the term of this Lease, a commercial general liability insurance policy insuring Lessee against the risks of bodily injury and property damage, personal injury, contractual liability, completed operations, products liability, host liquor liability, owned and non owned automobile liability arising out of the ownership, use, occupancy or maintenance of the Leased Premises and all areas appurtenant thereto. Such insurance shall be a combined single limit policy in an amount not less than ONE MILLION DOLLARS ($1,000,000.00) per occurrence with a TWO MILLION DOLLAR ($2,000,000.00) annual aggregate; and an umbrella policy of THREE MILLION DOLLARS ($3,000,000.00) any one per occurrence.  Lessor and any lender or other party in interest designated by Lessor shall be named as additional insured(s).  The policy shall contain cross liability endorsements and shall insure performance by Lessee of the indemnity provisions of this Lease; shall cover contractual liability, and products liability; shall be primary, not contributing with, and not in excess of coverage which Lessor may carry; shall state that Lessor is entitled to recovery for the negligence of Lessee even though Lessor is named as an additional insured; shall provide for severability of interest; shall provide that an act or omission of one of the insured or additional insureds which would void or otherwise reduce coverage shall not void or reduce coverages as to the other insured or additional insured; and shall afford coverage after the term of this Lease (by separate policy or extension if necessary) for all claims based on acts, omissions, injury or damage which occurred or arose (or the onset of which occurred or arose) in whole or in part during the term of this Lease. The limits of said insurance shall not, however, limit any liability of Lessee hereunder. In the event that the Leased Premises do not constitute part of a larger property, said insurance shall have a Lessor's protective liability endorsement attached thereto. Not more frequently than every three (3) years, if, in the reasonable opinion of Lessor, the amount of liability insurance required hereunder is not adequate, Lessee shall promptly increase said insurance coverage as required by Lessor.

17.2  General Requirements.  All insurance policies required to be carried by Lessee (except Lessee's business personal property insurance) hereunder shall conform to the following requirements:

(a)  The insurer in each case shall carry a designation in "Best's Insurance Reports" as issued from time to time throughout the Term as follows:  Policyholders' rating of A; financial rating of not less than VII;

(b)  The insurer shall be qualified to do business in the state in which the Leased Premises are located;

(c)  The policy shall be in a form and include such endorsements as are acceptable to Lessor;

(d)  Certificates of insurance shall be delivered to Lessor at commencement of the Term and certificates of renewal at least thirty (30) days prior to the expiration of each policy;

(e)  Each policy shall require that Lessor be notified in writing by the insurer at least thirty (30) days prior to any cancellation or expiration of such policy, or any reduction in the amounts of insurance carried.

18.  FORFEITURE OF PROPERTY AND LESSOR'S LIEN

18.1  Removal of Personal Property; Lessor's Lien.  Lessee agrees that as at the date of termination of this Lease or repossession of the Leased Premises by Lessor, by way of default or otherwise, it shall remove all personal property to which it has the right to ownership pursuant to the terms of this Lease. Any and all such property of Lessee not removed by such date shall, at the option of Lessor, irrevocably become the sole property of Lessor. Lessee waives all rights to notice and all common law and statutory claims and causes of action, which it may have against Lessor subsequent to such date as regards the storage, destruction, damage, loss of use and ownership of the personal property affected by the terms of this Article. Lessee acknowledges Lessor's need to relet the Leased Premises upon termination of this Lease or repossession of the Leased Premises and understands that the forfeitures and waivers provided herein are necessary to aid said reletting, and to prevent Lessor incurring a loss for inability to deliver the Leased Premises to a prospective lessee. Lessee hereby grants to Lessor a lien upon and security interest in all fixtures, chattels and personal property of every kind now or hereafter to be placed or installed in or on the Leased Premises and agrees that in the event of any default on the part of Lessee, Lessor shall have all the rights and remedies afforded the secured party by the chapter on "Default" of Division 9 of the Uniform Commercial Code of the state in which the Leased Premises are located and may, in connection therewith, also (a) enter on the Leased Premises to assemble and take possession of the collateral, (b) require Lessee to assemble the collateral and make its possession available to Lessor at the Leased Premises, and (c) enter the Leased Premises, render the collateral, if equipment, unusable and dispose of it in a manner provided by the Uniform Commercial Code of the state in which the Leased Premises are located. Lessee hereby designates Lessor as his attorney in fact for purposes of executing such documents as may be necessary to perfect the lien and security interest granted hereunder.

19.  MAINTENANCE AND REPAIRS

19.1  Lessor's Obligations; Negligence of Lessee.  As of the commencement hereof, Lessee accepts the Leased Premises in "as is" condition and as being in good and sanitary order, condition and repair.  Except as otherwise provided in this Lease, Lessor shall repair, replace and maintain the external and structural parts of the Complex which do not comprise a part of the Leased Premises and are not Leased to others, janitor and equipment closets and shafts within the Leased Premises designated by Lessor for use by it in connection with the operation and maintenance of the Complex and all Common Areas.  Lessor shall perform such repairs, replacements and maintenance with reasonable dispatch, in a good and workmanlike manner; but Lessor shall not be liable for any damages, direct, indirect or consequential, or for damages for personal discomfort, illness or inconvenience of Lessee by reason of failure of such equipment, facilities or systems or reasonable delays in the performance of such repairs, replacements and maintenance, unless caused by the deliberate act or omission of Lessor, its servants, agents, or employees. If the Complex, or any parts thereof, or improvements therein, fall into disrepair or are damaged or destroyed through the negligence, carelessness or misuse of Lessee, its agents, employees or anyone permitted by it to be in the Complex, or through it in any way, the cost of the necessary repairs, replacements or alterations shall be borne by Lessee who shall pay the same to Lessor on demand. Lessee shall repair the Leased Premises, including without limiting the generality of the foregoing, all interior partitions, fixtures, leasehold improvements and alterations in the Leased Premises and all electrical and telephone outlets and conduits, fixtures and shelving, and special mechanical and electrical equipment which equipment is not a normal part of the Leased Premises installed by or for Lessee, except only for reasonable wear and tear and damage with respect to which Lessor has an obligation to repair. Lessor may enter and view the state of repair and Lessee will repair in a good and workmanlike manner according to notice in writing. Lessee agrees at the end of each business day to leave the Leased Premises in a reasonably tidy condition for the purpose of the performance of Lessor's cleaning services referred to herein. Lessee waives all rights it may have under law to make repairs at Lessor's expense.

20.  DESTRUCTION

20.1  Rights of Termination.  In the event the Leased Premises suffers (a) an "uninsured property loss" (as hereinafter defined) or (b) a property loss which cannot be repaired within one hundred twenty (120) days from the date of destruction under the laws and regulations of state, federal, county or municipal authorities, or other authorities with jurisdiction, Lessor may terminate this Lease as at the date of the damage upon written notice to Lessee following the property loss.  For purposes of this Lease, the term "uninsured property loss" shall mean any loss arising from a peril not covered by the standard form of "All Risk" property insurance policy.

20.2  Repairs.  In the event of a property loss which may be repaired within one hundred twenty (120) days from the date of the damage, or, in the alternative, in the event Lessor does not elect to terminate this Lease under the terms of Section 20.1 above, then this Lease shall continue in full force and effect and Lessor shall forthwith undertake to make such repairs to reconstitute the Leased Premises to as near the condition as existed prior to the property loss as practicable but not including any construction originally performed by Lessee (including Lessee's Work) or subsequently undertaken by Lessee, but shall include solely property constructed by Lessor (including Lessor's Work) prior to the commencement of the Term.  Such partial destruction shall in no way annul or void this Lease except that Lessee shall be entitled to a proportionate reduction of Minimum Rent following the property loss and until the time the Leased Premises are restored.  Such reduction shall be pro rata based upon the number of Usable square feet of the Leased Premises damaged and not occupied.  Lessor's obligations to restore shall in no way include any construction originally performed by Lessee or subsequently undertaken by Lessee, but shall include solely that property constructed by Lessor prior to commencement of the Term.

20.3  Repair Costs.  The cost of any repairs to be made by Lessor, pursuant to Section 20.2 of this Lease, shall be paid by Lessor utilizing available insurance proceeds.  Lessee shall reimburse Lessor upon completion of the repairs for any deductible for which no insurance proceeds will be obtained under Lessor's insurance policy to the extent such deductible is not reimbursed as an Operating Cost, or if other premises are also repaired, a pro rata share based on total costs of repair equitably apportioned to the Leased Premises.  Lessee shall, however, not be responsible to pay any deductible or its share of any deductible to the extent that Lessee's payment would be in excess of $10,000 if Lessee's consent has not been received by Lessor, unless such denial of consent by Lessee is unreasonable in the reasonable judgment of Lessor's insurance consultant.

20.4  Waiver.  Lessee hereby waives all statutory or common law rights of termination in respect to any partial destruction or property loss which Lessor is obligated to repair or may elect to repair under the terms of this Article.  Further, in event of a property loss occurring during the last two (2) years of the original Term hereof or of any extension, Lessor need not undertake any repairs and may cancel this Lease unless Lessee has the right under the terms of this Lease to extend the Term for an additional period of at least five (5) years and does so within thirty (30) days of the date of the property loss.

20.5  Lessor's Election.  In the event that the Complex or Building in which the Leased Premises are situated be destroyed to the extent of not less than thirty-three and one-third percent (33-1/3%) of the replacement cost thereof, Lessor may elect to terminate this Lease, whether the Leased Premises be injured or not, in the same manner as in Section 20.1 above.  At all events, a total destruction of the Complex of which the Leased Premises form a part, or the Leased Premises itself, shall terminate this Lease.

21.  CONDEMNATION

21.1  Rights of Termination, Partial Taking.  If the Leased Premises are totally taken by condemnation, this Lease shall terminate on the date of taking. If any portion of the Leased Premises is taken by condemnation, this Lease shall remain in effect, except that Lessee can elect to terminate this Lease if 33 1/3% or more of the total number of square feet in the Leased Premises is taken. If any part of the Common Areas of the Complex are taken by condemnation, this Lease shall remain in full force and effect so long as there is no material interference with the access to the Leased Premises, except that if thirty percent (30%) or more of the Common Area is taken by condemnation, either party shall have the election to terminate this Lease pursuant to this Article. If fifty percent (50%) or more of the Building in which the Leased Premises are located is taken, Lessor shall have the election to terminate this Lease in the manner prescribed herein. If either party elects to terminate this Lease under the provisions of this Article 21 (such party is hereinafter referred to as the "Terminating Party"), it must terminate by giving notice to the other party (the "Nonterminating Party") within thirty (30) days after the nature and extent of the taking have been finally determined (the "Decision Period"). The Terminating Party shall notify the Nonterminating Party of the date of termination, which date shall not be earlier than sixty (60) days after the Terminating Party has notified the Nonterminating Party of its election to terminate nor later than the date of taking. If Notice of Termination is not given within the Decision Period, the Lease shall continue in full force and effect except that Minimum Rent shall be reduced by subtracting therefrom an amount calculated by multiplying the Minimum Rent in effect prior to the taking by a fraction the numerator of which is the number of square feet taken from the Leased Premises and the denominator of which is the number of square feet in the Leased Premises prior to the taking. If there is a partial taking of the Leased Premises and this Lease remains in full force and effect pursuant to this Article, Lessor, at its cost, shall accomplish all necessary restoration so that the Leased Premises is returned as near as practical to its condition immediately prior to the date of the taking, but in no event shall Lessor be obligated to expend more for such restoration than the extent of funds actually paid to Lessor by the condemnor.  Any award arising from the condemnation or the settlement thereof shall belong to and be paid to Lessor except that Lessee shall receive from the award compensation for the following if specified in the award by the condemning authority, so long as it does not reduce Lessor's award in respect of the real property:  Lessee's trade fixtures, tangible personal property, goodwill, loss of business and relocation expenses. At all events, Lessor shall be solely entitled to all award in respect of the real property, including the bonus value of the leasehold. Lessee shall not be entitled to any award until Lessor has received the above sum in full.

22.  ASSIGNMENT AND SUBLETTING

22.1  Lease is Personal.  The purpose of this Lease is to transfer possession of the Leased Premises to Lessee for Lessee's personal use in return for certain benefits, including rent, to be transferred to the Lessor. Lessee is not permitted to assign or sublet the Leased Premises.

22.2  "Definition of "Transfer".  The terms "Transfer of the Leased Premises" or "Transfer" as used herein shall include any assignment of all or any part of this Lease (including assignment by operation of law), subletting of all or any part of the Leased Premises or transfer of possession, or granting of the right of possession or contingent right of possession of all or any portion of the Leased Premises including, without limitation, license, concession, mortgage, devise, hypothecation, agency, franchise or management agreement, or suffering any other person (the agents and servants of Lessee excepted) to occupy or use the Leased Premises or any portion thereof.  If Lessee is a corporation which is not deemed a public corporation, or is an unincorporated association or partnership, or Lessee consists of more than one party, the transfer, assignment or hypothecation of any stock or interest in such corporation, association, partnership or ownership interest, in the aggregate in excess of twenty-five percent (25%), shall be deemed a Transfer of the Leased Premises.

22.3  Consent Required.  Lessee shall not suffer a Transfer of the Leased Premises or any interest therein, or any part thereof, or any right or privilege appurtenant thereto without the prior written consent of Lessor, and a consent to one Transfer of the Leased Premises shall not be deemed to be a consent to any subsequent Transfer of the Leased Premises. Any Transfer of the Leased Premises without such consent shall be void, and shall, at the option of Lessor, terminate this Lease. Lessor may exercise any or all of its rights under Article 26 hereto. This lease shall not, nor shall any interest therein, be assignable as to the interest of the Lessee by operation of law.

22.4  Recapture.  By written notice to Lessee (the "Termination Notice") within twenty (20) business days following receipt by Lessor of notice from Lessee of Lessee's desire to assign or sublet all or a portion of the Leased Premises, Lessor may (i) terminate this Lease in the event of an assignment of this Lease or sublet of the entire Leased Premises, or (ii) terminate this Lease as to the portion of the Leased Premises to be sublet, if the sublet is to be of less than the entire Leased Premises. Upon the termination date of this Lease, if Lessor exercises its rights under this paragraph, Lessor shall pay to Lessee the unamortised cost of Lessee's leasehold improvements multiplied by that fraction the numerator of which is the Rentable Area for assignment or sublease, and the denominator of which is the Rentable Area of the entire Leased Premises before such Transfer. In the event Lessor elects to terminate under the provisions hereof, and the area to be terminated is less than the entire Leased Premises, an amendment to this Lease shall be executed in which Lessee's obligations for rent and other charges shall be reduced in proportion to the reduction in the size of the Leased Premises caused thereby by restating the description of the Leased Premises, and its monetary obligations hereunder shall be reduced by multiplying such obligations by a fraction, the numerator of which is the Rentable Area of the Leased Premises offered for sublease and the denominator of which is the Rentable Area of the Leased Premises immediately prior to such termination.

23.  ABANDONMENT

23.1     Lessee to Occupy.  Lessee shall not abandon the Leased Premises at any time during the Lease term, nor permit the Leased Premises to remain unoccupied for a period longer than ten (10) consecutive days during the Lease term, and if Lessee shall abandon, vacate or surrender the Leased Premises, or be dispossessed by process of law, or otherwise, any personal property belonging to Lessee and remaining on the Leased Premises after such ten (10) day period shall, at the option of Lessor, be deemed abandoned.

24.  ENTRY BY LESSOR

24.1  Rights of Lessor.  Lessee shall permit Lessor and Lessor's agents to enter the Leased Premises at all reasonable times for the purpose of inspecting the same or for the purpose of maintaining the Building, or for the purpose of making repairs, alterations or additions to any portion of the Building, including the erection and maintenance of such scaffolding, canopies, fences and props as may be required, or for the purpose of posting notices of non responsibility for alterations, additions or repairs, or for the purpose of placing upon the Building any usual or ordinary "for sale" signs, without any rebate of rent and without any liability to Lessee for any loss of occupation or quiet enjoyment of the Leased Premises thereby occasioned, and shall permit Lessor, at any time within ninety (90) days prior to the expiration of this Lease, to place upon the Leased Premises any usual or ordinary "to let" or "to lease" signs. This Article in no way affects the maintenance obligations of the parties hereto.

25.  SIGNS

25.1  Restrictions.  Lessee shall not place on the Leased Premises or on the Complex, any exterior signs or advertisements nor any interior signs or advertisements that are visible from the exterior of the Leased Premises, without Lessor's prior written consent, which Lessor reserves the right to withhold for any aesthetic reason in its sole judgment. The cost of installation and regular maintenance of any such signs approved by Lessor shall be at the sole expense of Lessee. At the termination of this Lease, or any extension thereof, Lessee shall remove all its signs, and all damage caused by such removal shall be repaired at Lessee's expense.

26.  DEFAULT

26.1  Definition.  The occurrence of any of the following shall constitute a material default and breach of this Lease by Lessee: (a) any failure by Lessee to pay the rental or to make any other payment required to be made by Lessee hereunder when due; (b) the abandonment of the Leased Premises by Lessee in violation of Article 23 hereof; (c) a failure by Lessee to observe and perform any other provision of this Lease to be observed or performed by Lessee, where such failure continues for five (5) days after written notice thereof by Lessor to Lessee; provided, however, that if the nature of the default is such that the same cannot reasonably be cured within the five (5) day period allowed, Lessee shall not be deemed to be in default if Lessee shall, within such five (5) day period, commence to cure and thereafter diligently prosecute the same to completion; (d) the appointment of a receiver (except a receiver appointed at the instance or request of Lessor) to take possession of all or substantially all of the assets of Lessee; a general assignment by Lessee for the benefit of creditors; any action taken or suffered by Lessee under any insolvency or bankruptcy act. Any two (2) failures by Lessee to observe and perform any provision of this Lease during any twelve (12) month period of the term, as such may be extended, shall constitute, at the option of Lessor, a separate and noncurable default.

27.  REMEDIES UPON DEFAULT

27.1  Termination and Damages.  The various rights, options, election powers, and remedies of Lessor contained in this Article and elsewhere in this Lease shall be construed as cumulative and no one of them exclusive of any others or of any legal or equitable remedy which Lessor might otherwise have in the event of breach or default, and the exercise of one right or remedy by Lessor shall not in any way impair its right to any other right or remedy.  In the event of any default by Lessee, then in addition to any other remedies available to Lessor herein or at law or in equity, Lessor shall have the immediate option to terminate this Lease and all rights of Lessee hereunder by giving written notice of such intention to terminate. In the event that Lessor shall elect to so terminate this Lease, then Lessor may recover from Lessee: the worth at the time of award of any unpaid rent which had been earned at the time of such termination; plus the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss Lessee proves could have been reasonably avoided; plus the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that Lessee proves could be reasonably avoided; plus any other amount necessary to compensate Lessor for all the detriment proximately caused by Lessee's failure to perform its obligations under this Lease or which in the ordinary course of events would be likely to result therefrom; and at Lessor's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by the applicable law in the state in which the Leased Premises are located. The term "rent", as used in this Lease, shall be deemed to be and to mean the Minimum Rent and all other sums required to be paid by Lessee pursuant to the terms of this Lease. In the event of any default by Lessee, Lessor shall also have the right, with or without terminating this Lease, to reenter the Leased Premises and remove all persons and property from the Leased Premises; such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Lessee, or at Lessor's option, all of Lessee's fixtures, furniture, equipment, improvements, additions, alterations and other personal property, shall remain upon the Leased Premises and in that event, and continuing during the length of such default, Lessor shall have the sole right to take exclusive possession of such property and to use it, rent or charge free, until all defaults are cured or, at Lessor's option, at any time during the term of this Lease, to require Lessee to forthwith remove such property.

27.2  Recovery of Rent; Reletting.  In the event that Lessor shall elect to reenter, or shall take possession of the Leased Premises pursuant to legal proceeding or pursuant to any notice provided by law, then if Lessor does not elect to terminate this Lease as provided in this Article 27, this Lease shall continue in effect for so long as Lessor does not terminate Lessee's right to possession, and Lessor may enforce all its rights and remedies under this Lease, including, without limitation, Lessor's right to from time to time, without terminating this Lease, either recover all rental as it becomes due or relet the Leased Premises or any part thereof for such term or terms and at such rental or rentals and upon such other terms and conditions as Lessor, in its sole discretion, may deem advisable with the right to make alterations and repairs to the Leased Premises. Acts of maintenance or preservation or efforts to relet the Leased Premises or the appointment of a receiver upon initiation of Lessor or other legal proceeding granting Lessor or its agent possession to protect Lessor's interest under this Lease shall not constitute a termination of Lessee's right to possession. In the event that Lessor shall elect to so relet, then rentals received by Lessor from such reletting shall be applied: first, to the payment of any indebtedness other than rent due hereunder from Lessee to Lessor; second, to the payment of any cost of such reletting; third, to the payment of the cost of any alterations and repairs to the Leased Premises; fourth, to the payment of rent due and unpaid hereunder; and the residue, if any, shall be held by Lessor and applied in payment of future rent as the same may become due and payable hereunder.  Should that portion of such rentals received from such reletting during any month, which is applied by the payment of rent hereunder, be less than the rent payable during that month by Lessee hereunder, then Lessee shall pay such deficiency to Lessor immediately upon demand therefor by Lessor.  Such deficiency shall be calculated and paid monthly. Lessee shall also pay to Lessor, as soon as ascertained, any costs and expenses incurred by Lessor in such reletting or in making such alterations and repairs not covered by the rentals received from such reletting. No reentry or taking possession of the Leased Premises or any other action under this Article shall be construed as an election to terminate this Lease unless a written notice of such intention is given to Lessee or unless the termination thereof be decreed by a court of competent jurisdiction. Notwithstanding any reletting without termination by Lessor because of any default by Lessee, Lessor may at any time after such reletting elect to terminate this Lease for any such default. Lessor has the remedy described in California Civil Code Section 1951.4 (Lessor may continue Lease in effect after Lessee's breach and abandonment and recover rent as it becomes due, if Lessee has right to sublet or assign, subject only to reasonable limitations). Efforts by Lessor to mitigate the damages caused by Lessee's default in this Lease shall not constitute a waiver of Lessor's right to recover damages hereunder, nor shall Lessor have any obligation to mitigate damages hereunder.

28.  SURRENDER OF LEASE

28.1  No Merger.  The voluntary or other surrender of this Lease by Lessee, or a mutual cancellation thereof, shall not work as a merger, and shall, at the option of Lessor, terminate all or any existing subleases or sub tenancies, or may, at the option of Lessor, operate as an assignment to it of any or all such subleases or sub tenancies.

29.  LESSOR'S EXCULPATION

29.1  Limited Liability.  In the event of default, breach, or violation by Lessor (which term includes Lessor's partners, co-venture's, co-tenants, officers, directors, employees, agents, or representatives) of any Lessor's obligations under this Lease, Lessor's liability to Lessee shall be limited to its ownership interest in the Leased Premises (or its interest in the Complex, if applicable) or the proceeds of a public sale of such interest pursuant to foreclosure of a judgment against Lessor. Lessor may, at its option, and among its other alternatives, relieve itself of all liability under this Lease by conveying the Leased Premises to Lessee. Notwithstanding any such conveyance, Lessee's leasehold and ownership interest shall not merge. Lessor (as defined in this Article 29) shall not be personally liable for any deficiency beyond its interest in the Leased Premises.

30.  ATTORNEYS' FEES

30.1  Actions, Proceedings, etc.  Lessee hereby agrees to pay, as additional rent, all attorneys' fees and disbursements, and all other court costs or expenses of legal proceedings or other legal services which Lessor may incur or pay out by reason of, or in connection with:

(a)  Any appearance by Lessor (or any officer, partner, or employee of Lessor) as a witness or otherwise in any action or proceeding whatsoever involving or affecting Lessee or this Lease except as otherwise covered by Section 30.3;

(b)  Any assignment, sublease, or leasehold mortgage proposed or granted by Lessee (whether or not permitted under this Lease), and all negotiations with respect thereto; and

(c)  Any alteration of the Leased Premises by Lessee, and all negotiations with respect thereto.

30.2  Survival.  Lessee's obligations under this Section shall survive the expiration or any other termination of this Lease.  This Section is intended to supplement (and not to limit) other provisions of this Lease pertaining to indemnities and/or attorneys' fees.

30.3  Attorneys' Fees.  If there is any legal action or proceeding (including arbitration) between Lessor and Lessee arising out of any default by Lessee or Lessor in the observance or performance of any obligation under this Lease or to enforce this Lease or to protect or establish any right or remedy under this Lease, the unsuccessful party to such action or proceeding shall pay to the prevailing party all costs and expenses, including reasonable attorneys' fees and disbursements, incurred by such prevailing party in such action or proceeding and in any appeal in connection therewith.  If such prevailing party recovers a judgment in any such action or proceeding (including arbitration) or appeal thereon, such costs, expenses and attorneys' fees and disbursements shall be included in and as a part of such judgment.

31.  NOTICES

31.1  Writing.  All notices, demands and requests required or permitted to be given or made under any provision of this Lease shall be in writing and shall be given or made by personal service or by mailing same by registered or certified mail, return receipt requested, postage prepaid, or by reputable courier which provides written evidence of delivery, addressed to the respective party at the address set forth in Section 1.2 of this Lease or at such other address as the party may from time to time designate, by a written notice, sent to the other in the manner aforesaid.

31.2  Effective Date.  Any such notice, demand or request ("notice") shall be deemed given or made on the third day after the date so mailed. Notwithstanding the foregoing, notice given by personal delivery to the party at its address as aforesaid shall be deemed given on the day on which delivery is made. Notice given by a reputable courier service, which provides written evidence of delivery, shall be deemed given on the business day immediately following deposit with the courier service.

31.3  Authorization to Receive.  Each person and/or entity whose signature is affixed to this Lease as Lessee or as guarantor of Lessee's obligations ("obligor") designates such other obligor its agent for the purpose of receiving any notice pertaining to this Lease or service of process in the event of any litigation or dispute arising from any obligation imposed by this Lease.

32.  SUBORDINATION

32.1  Priority of Encumbrances.  This Lease shall be subject and subordinate at all times to any and all ground leases and the lien of any and all mortgages and deeds of trust securing any amount or amounts whatsoever which may now exist or hereafter be placed on or against or encumbering the Building or on or against or encumbering Lessor's interest or estate therein ("Superior Leases and Mortgages"), all without the necessity of having further instruments executed by Tenant to effect such subordination; provided however, (i) with respect to that certain deed of trust encumbering the Building of record as of the date of this Lease in favor of Wells Fargo Bank (the "Bank"), Lessor covenants to use commercially reasonable efforts (without any requirement to pay any fees to said lender or to initiate litigation) to cause the Bank to execute and deliver on or before the Delivery Date a non-disturbance agreement on the current form used by Bank in favor of Lessee, and (ii) with respect to any Superior Leases and Mortgages encumbering the Building after the date of this Lease, Lessee shall execute a subordination agreement, provided that the subordination of this Lease shall be conditioned upon such Lessor's mortgagee executing a non-disturbance agreement in favor of Lessee on the current form used by such lender.  In the event of a foreclosure of any such mortgage or deed of trust or of any other action or proceeding for the enforcement thereof, or of any sale thereunder or in the event of a termination of any such ground lease, this Lease shall not be terminated or extinguished, nor shall the rights and possession of Lessee hereunder be disturbed, if no default then exists under this Lease, and Lessee shall attorn to the person who acquires Lessor's interest hereunder through any such mortgage or deed of trust.

32.2  Execution of Documents.  Lessee agrees to execute any documents required to effectuate such subordination or to make this Lease prior to the lien of any mortgage, deed of trust or ground lease, as the case may be, and failing to do so within ten (10) days after written demand, does hereby make, constitute and irrevocably appoint Lessor as Lessee's attorney-in-fact and in Lessee's name, place and stead, to do so.  It is understood by all parties that Lessee's failure to execute the subordination documents referred to above may cause Lessor serious financial damage by causing the failure of a financing or sale transaction.

32.3  Attornment.  Lessee shall attorn to any purchaser at any foreclosure sale, or to any grantee or transferee designated in any Deed given in lieu of foreclosure.

33.  ESTOPPEL CERTIFICATES AND FINANCING

33.1  Execution by Lessee.  Within ten (10) days of request therefor by Lessor, Lessee shall execute a written statement acknowledging the commencement and termination dates of this Lease, that it is in full force and effect, has not been modified (or if it has, stating such modifications), and providing any other pertinent information as Lessor or its agent might reasonably request. Failure to comply with this Article shall be a material breach of this Lease by Lessee giving Lessor all rights and remedies under Article 26 hereof, as well as a right to damages caused by the loss of a loan or sale which may result from such failure by Lessee.

34.  WAIVER

34.1  Effect of Waiver.  The waiver by Lessor of any breach of any Lease provision shall not be deemed to be a waiver of such Lease provision or any subsequent breach of the same or any other term, covenant or condition therein contained. The subsequent acceptance of rent hereunder by Lessor shall not be deemed to be a waiver of any preceding breach by Lessee of any provision of this Lease, other than the failure of Lessee to pay the particular rental so accepted, regardless of Lessors knowledge of such preceding breach at the time of acceptance of such rent.

35.  HOLDING OVER

35.1  Month-to-Month Tenancy On Acceptance.  If Lessee should remain in possession of the Leased Premises after the expiration of the Lease term and without executing a new Lease, then, upon acceptance of rent by Lessor, such holding over shall be construed as a tenancy from month to month, subject to all the conditions, provisions and obligations of this Lease as existed during the last month of the term hereof, so far as applicable to a month to month tenancy, except that the Minimum Rent shall be equal to twice the Minimum Rent payable immediately prior to the expiration or sooner termination of the Lease.

36.  SUCCESSORS AND ASSIGNS

36.1  Binding Effect.  The covenants and conditions herein contained shall, subject to the provisions as to assignment, apply to and bind the heirs, successors, executors, administrators and assigns of all of the parties hereto; and all of the parties hereto shall be jointly and severally liable hereunder.

37.  TIME

37.1  Time of the Essence.  Time is of the essence of this Lease with respect to each and every article, section and subsection hereof.

38.  EFFECT OF LESSOR'S CONVEYANCE

38.1  Release of Lessor.  If, during the term of this Lease, Lessor shall sell its interest in the Building or Complex of which the Leased Premises forms a part, or the Leased Premises, then from and after the effective date of the sale or conveyance, Lessor shall be released and discharged from any and all obligations and responsibilities under this Lease, except those already accrued.

39.  COMMON AREAS

39.1  Lessor's Rights.  Lessor shall, in Lessor's sole discretion, maintain the Common Areas, establish and enforce reasonable rules and regulations concerning such areas, close any of the Common Areas to whatever extent required in the opinion of Lessor's counsel to prevent a dedication of any of the Common Areas or the accrual of any rights of any person or of the public to the Common Areas, close temporarily any of the Common Areas for maintenance purposes, and make changes to the Common Areas including, without limitation, changes in the location of driveways, corridors, entrances, exits, vehicular parking spaces, parking area, the designation of areas for the exclusive use of others, the direction of the flow of traffic or construction of additional buildings thereupon.

40.  TRANSFER OF SECURITY

40.1  Transfer to Purchaser.  If any security be given by Lessee to secure the faithful performance of all or any of the covenants of this Lease on the part of Lessee, Lessor may transfer and/or deliver the security, as such, to the purchaser of the reversion, in the event that the reversion be sold, and thereupon Lessor shall be discharged from any further liability in reference thereto.

41.  LATE CHARGES

41.1  Late Payment by Lessee.  Lessee acknowledges that late payment by Lessee to Lessor of rent or any other payment due hereunder will cause Lessor to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impractical to fix. Such costs include, without limitation, processing and accounting charges, and late charges that may be imposed on Lessor by the terms of any encumbrance and note secured by any encumbrance covering the Leased Premises. Therefore, if any installment of rent, or any other payment due hereunder from Lessee is not received by Lessor when due, Lessee shall pay to Lessor an additional sum of ten percent (10%) of such rent or other charge as a late charge. The parties agree that this late charge represents a fair and reasonable estimate of the cost that Lessor will incur by reason of late payment by Lessee.

42.  CORPORATE AUTHORITY

42.1  Authorization to Execute.  If Lessee is a corporation, each individual executing this Lease on behalf of said corporation represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of said corporation in accordance with a duly adopted resolution of the Board of Directors of said corporation or in accordance with the Bylaws of said corporation, and that this Lease is binding upon said corporation in accordance with its terms.  Further, Lessee shall, within thirty (30) days after execution of this Lease, deliver to Lessor a certified copy of a resolution of the board of Directors of said corporation authorizing or ratifying the execution of this Lease.

43.  WAIVER OF CALIFORNIA CODE SECTIONS

43.1  Waiver.  In this Lease, the parties have negotiated numerous provisions, some of which provisions are covered by statute. Whenever a provision of this Lease and a provision of any statute or other law cover the same matter, the provisions of this Lease shall control. Therefore, Lessee waives (for itself and all persons claiming under Lessee) the provisions of Civil Code Sections 1932(2) and 1933(4) with respect to the destruction of the Leased Premises, Civil Code Sections 1941 and 1942 with respect to Lessor's repair duties and Lessee's right to repair, Code of Civil Procedure Section 1265.130, allowing either party to petition the Superior Court to terminate this Lease in the event of a partial taking of the Leased Premises by condemnation as herein defined, and any right of redemption or reinstatement of Lessee under any present or future case law or statutory provision (including Code of Civil Procedure Sections 473 and 1179 and Civil Code Section 3275) in the event Lessee is dispossessed from the Leased Premises for any reason. This waiver applies to future statutes enacted in addition to or in substitution for the statutes specified herein.

44.  WIRELESS INTERNET SERVICE

44.1  WiFi Equipment and SputnikNet Service.  As a condition to the validity of this Lease, Lessee shall install, at its sole cost and expense, the necessary number of Sputnik access points and Sputnik antennas (the "WiFi Equipment") in the front lobby of the building in order to provide adequate WiFi coverage to the entire lobby, including Café Moda.  Lessor will provide all clearances needed for Lessee to install WiFi Equipment in the building.  Lessee will provide "SputnikNet service" (http://www.sputnik.com/products/sputniknet.html), enabling the Lessor to brand the wireless experience with a splash page or offer fee-based wireless services.  Lessee will provide the same quality of service guarantee as our commercial SputnikNet service.  Lessor will provide and pay for wired broadband Internet service (e.g., DSL) and power to the WiFi Equipment.  Lessee will install the WiFi Equipment within thirty (30) days of the date of execution hereof and subject to the approval of Lessor.  The installation work shall be completed by no later than January 31, 2005, and if not completed and in working order by such date, Lessor may, at its sole option, and in addition to all other remedies, terminate this Lease for Lessee's failure to satisfy this condition.  The operation of the WiFi Equipment will be the sole responsibility of Lessee throughout the Lease term after which it shall become the property of the Lessor, at Lessor's sole option.  Lessee will manage, repair, maintain and service the WiFi Equipment.  Removal of the WiFi Equipment shall be the responsibility of Lessee if the Lessor elects at the expiration or earlier termination of this Lease, not to exercise its right to retain ownership of the WiFi Equipment.

IN WITNESS WHEREOF, Lessor and Lessee have executed this Lease as of the day and year first written above.

LESSOR:	LESSEE:
ZORO, LLC, a California limited liability company By:__________________________ Print Name:___________________ Its: Managing Member

SPUTNIK, INC.,

a Delaware corporation

By: __________________________

Print Name:___________________

Its: __________________________

By: __________________________

Print Name:___________________

Its: __________________________

EXHIBIT B

Space is leased in "As Is" condition

EXHIBIT C

Floor Plan of Leased Premises

EXHIBIT G

Rules and Regulations

In the event the Lease expressly permits Lessee to perform any act that is prohibited by these Rules and Regulations, the specific provision(s) of the Lease shall control.

1.

Common Areas.  The sidewalks, halls, passages, exits, entrances, elevators and stairways of the Complex shall not be obstructed by Lessee or used for any purpose other than for ingress to and egress from the Leased Premises.  The halls, passages, exits, entrances, elevators and stairways are not for the general public and Lessor shall in all cases have the right to control and prevent access thereto of all persons (including, without limitation, messengers or delivery personnel not having proper identification) whose presence in the judgment of Lessor would be prejudicial to the safety, character, reputation or interests of the Complex and its Lessees.  Neither Lessee nor any agent, employee, contractor, invitee or licensee of Lessee shall go upon the roof of the Complex other than for parking purposes or as expressly set forth to the contrary in the Lease.  Subject to the limitations set forth in Section 3.2 of the Lease, Lessor shall have the right at any time, without the same constituting an actual or constructive eviction and without incurring any liability to Lessee therefor, to change the arrangement or location of entrances or passageways, doors or doorways, corridors, elevators, stairs, toilets and common areas of the Complex, but Lessor shall at all times provide reasonable access to the sixth floor of the Building from the parking facility of the Complex.

2.

Prohibited Uses.  The Leased Premises shall not be used for lodging or overnight occupancy.  No cooking shall be done or permitted on the Leased Premises except that private use by Lessee of microwave ovens and/or Underwriters' Laboratory-approved equipment for brewing coffee, tea, hot chocolate and similar beverages will be permitted, provided that such use is in accordance with all applicable federal, state and municipal laws, codes, ordinances, rules and regulations.

3.

Janitorial Service.  Lessee shall not employ any person other than the janitor of Lessor for the purpose of cleaning the Leased Premises unless otherwise agreed to by Lessor in writing.  Except with the written consent of Lessor, no persons other than those approved by Lessor shall be permitted to enter the Complex for the purpose of cleaning the Leased Premises.  Lessee shall not cause any unnecessary labor by reason of Lessee's carelessness or indifference in the preservation of good order and cleanliness.  Except as otherwise expressly set forth in the Lease, Lessor shall not be responsible to Lessee for any loss of property in the Leased Premises, however occurring, or for any damage done to the effects of Lessee by the janitor or any other employee or any other person.

4.

Keys.  Lessor will furnish Lessee without charge with five (5) keys to each exterior door to the Leased Premises.  Lessor may make a reasonable charge for any additional keys.  Lessee shall not have any such keys copied or any keys made.  Lessee shall not alter any lock or install a new or additional lock or any bolt on any door of the Leased Premises.  Lessee, upon the termination of this Lease, shall deliver to Lessor all keys to doors in the Complex.

5.

Moving Procedures.  Lessor shall designate appropriate entrances for deliveries or other movement to or from the Leased Premises of equipment, materials, supplies, furniture or other property, and Lessee shall not use any other entrances for such purposes.  All moves shall be scheduled and carried out during nonbusiness hours of the Complex.  All persons employed and means or methods used to move equipment, materials, supplies, furniture or other property in or out of the Complex must be approved by Lessor prior to any such movement.  Lessor shall have the right to prescribe the maximum weight, size and position of all equipment, materials, furniture or other property brought into the Complex.  Heavy objects shall, if considered necessary by Lessor, stand on a platform of such thickness as is necessary properly to distribute the weight.  All damage done to the Complex by moving or maintaining such property shall be repaired at the expense of Lessee.

6.

No Nuisances.  Lessee shall not use or keep in the Leased Premises or the Complex any kerosene, gasoline or inflammable or combustible fluid or material other than limited quantities thereof reasonably necessary for the operation or maintenance of office and multimedia equipment.  Lessee shall not use any method of heating or air conditioning other than that supplied by Lessor.  Lessee shall not use or keep or permit to be used or kept any foul or noxious gas or substance in the Leased Premises, or permit or suffer the Leased Premises to be occupied or used in a manner offensive or objectionable to Lessor or other occupants of the Complex by reason of noise, odors or vibrations, or interfere in any way with other Lessees or those having business in the Complex, nor shall any animals (except for guide dogs for the blind) be permitted, brought or kept in the Leased Premises or the Complex.

7.

Change of Address. Lessor shall have the right, upon adequate written notice to Lessee, to change the name or street address of the Complex or the room or suite number of the Leased Premises.

8.

Access to Complex.  Lessor reserves the right to exclude from the Complex during the evening, night and early morning hours beginning at 6 P.M. and ending at 8 A.M. Monday through Friday, beginning at 1 P.M. and ending at 8 A.M. on Saturdays, and at all hours on Sundays, union holidays and legal holidays, all persons who do not present identification acceptable to Lessor.  Lessee shall provide Lessor with a list of all persons authorized by Lessee to enter the Leased Premises and shall be liable to Lessor for all acts of such persons.  Lessor shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Complex of any person.  In the case of invasion, mob, riot, public excitement or other circumstances rendering such action advisable in Lessor's opinion, Lessor reserves the right to prevent access to the Complex during the continuance of the same by such action as Lessor may deem appropriate, including closing doors.

9.

Complex Directory.  The directory of the Complex will be provided for the display of the name and location of Lessee and a reasonable number of the principal officers and employees of Lessee at the expense of Lessee.  Lessor reserves the right to restrict the amount of directory space utilized by Lessee.

10.

Window Coverings.  No curtains, draperies, blinds, shutters, shades, screens or other coverings, hangings or decorations shall be attached to, hung or placed in, or used in connection with any window of the Complex without the prior written consent of Lessor.  In any event, with the prior written consent of Lessor, such items shall be installed on the interior side of Lessor's standard window covering and shall in no way be visible from the exterior of the Complex.  Lessee shall keep window coverings closed when the effect of sunlight (or the lack thereof) would impose unnecessary loads on the Complex's air conditioning systems.

11.

Food and Beverages.  Lessee shall not obtain for use in the Leased Premises ice, drinking water, food, beverage, towel or other similar services, except at such reasonable hours and under such reasonable regulations as may be established by Lessor.

12.

Procedures When Leaving.  Lessee shall ensure that the doors of the Leased Premises are closed and locked and that all water faucets, water apparatus and utilities are shut off before Lessee and its employees leave the Leased Premises so as to prevent waste or damage.  For any default or carelessness in this regard, Lessee shall be liable and pay for all damage and injuries sustained by Lessor or other Lessees or occupants of the Complex.  On multiple-tenancy floors, Lessee shall keep the doors to the Complex corridors closed at all times except for ingress and egress.

13.

Bathrooms.  The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, no foreign substance of any kind whatsoever shall be thrown therein, and the expense of any breakage, stoppage or damage resulting from the violation of this rule shall be paid by Lessee if caused by Lessee or its agents, employees, contractors, invitees or licensees.

14.

Prohibited Activities.  Except with the prior written consent of Lessor or as otherwise expressly set forth in the Lease, Lessee shall (a) not sell newspapers, magazines, periodicals, theater or travel tickets or any other goods or merchandise to the general public in or on the Leased Premises, (b) not carry on or permit or allow any employee or other person to carry on the business of stenography, typewriting, printing or photocopying or any similar business in or from the Leased Premises for the service or accommodation of occupants of any other portion of the Complex, and (c) not allow the Leased Premises to be used for manufacturing of any kind, or any business or activity other than that specifically provided for in this Lease.

15.

Vehicles.  There shall not be used in any space or in the public halls of the Complex, either by Lessee or others, any hand trucks except those equipped with rubber tires and side guards and such other material handling equipment as Lessor approves.  No vehicles of any kind shall be brought by Lessee into the Complex (except as set forth in Section 49.1 of the Lease) or kept in or about the Leased Premises.

16.

Trash Removal.  Lessee shall store all its trash and garbage within the Leased Premises.  No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of Complex trash and garbage in the city or county in which the Complex is located without being in violation of any law or ordinance governing such disposal.  All garbage and refuse disposal shall be made only through entryways and elevators provided for such purposes and at such times as Lessor shall designate.  Lessee shall crush and flatten all boxes, cartons and containers.  Lessee shall pay extra charges for any unusual trash disposal.

17.

No Soliciting.  Canvassing, soliciting, distribution of handbills or any other written material and peddling in the Complex are prohibited, and Lessee shall cooperate to prevent the same.

18.

Services.  The requirements of Lessee will be attended to only upon application in writing at the office of the Complex.  Personnel of Lessor shall not perform any work or do anything outside of their regular duties unless under special instructions from Lessor.

19.

No Antenna.  Lessee shall not install any radio or television antenna, loudspeaker or other device on the roof or exterior walls of the Complex.  No television or radio or recorder shall be played in such a manner as to cause a nuisance to Landlord or to any other tenant or occupant of the Complex.

20.

Waiver.  Lessor may waive any one or more of these Rules and Regulations for the benefit of any particular Lessee or Lessees, but no such waiver by Lessor shall be construed as a waiver of such Rules and Regulations in favor of any other Lessee or Lessees, nor prevent Lessor from thereafter enforcing any such Rules and Regulations against any or all of the Lessees of the Complex.

21.

Supplemental to Lease.  These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the covenants of this Lease.

22.

Amendments and Additions.  Lessor reserves the right to make such other rules and regulations, and to amend or repeal these Rules and Regulations, as in Lessor's judgment may from time to time be desirable for the safety, care and cleanliness of the Complex and for the preservation of good order therein.

EXHIBIT I

Janitorial Specifications